SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549

                             SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934

Filed by the Registrant                        X
                                            -------

Filed by a Party other than the Registrant  -------

Check the appropriate box:


----- Preliminary Proxy Statement

----- Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)0
  X
----- Definitive Proxy Statement

----- Definitive Additional Materials

----- Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            METROLOGIC INSTRUMENTS, INC.
   ------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X
----- No fee required
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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      2) Aggregate number of securities to which transaction applies:

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      3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      4) Proposed maximum aggregate value of transaction:

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      5) Total fee paid:

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     ____Fee paid previously with preliminary materials.

     ____Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:_________________________________________
     2)  Form, Schedule or Registration Statement No.____________________
     3)  Filing party:___________________________________________________
     4)  Date filed:_____________________________________________________

                          METROLOGIC INSTRUMENTS, INC.
                                 90 COLES ROAD
                          BLACKWOOD, NEW JERSEY 08012



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 26, 1997




         The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Metrologic Instruments, Inc., a New Jersey corporation (the "Company"), will be held on Thursday, June 26, 1997, at 3:30 p.m., Eastern Daylight Time, at the Company's corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

         1. To elect two Class II directors to hold office until the Annual Meeting of Shareholders in 2000;

         2. To gain shareholder approval to increase by 1,000,000 the number of shares available under the 1994 Incentive Plan from 600,000 to a total of 1,600,000 shares;

         3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 28, 1997 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

         Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.


                                By Order of the Board of Directors,






                                   Janet H. Knowles
                                   Secretary

May 27, 1997

                                PROXY STATEMENT


METROLOGIC INSTRUMENTS, INC.                                   May 27, 1997
90 Coles Road
Blackwood, New Jersey 08012


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the "Company") of proxies for the 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 26, 1997, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about May 27, 1997.

         The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telegram or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

         The holders of record of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on April 28, 1997 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

         The Company had approximately 5,310,082 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum, but will not be voted.

         Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted FOR the election of the nominees named thereon to the Board of Directors, FOR the increase by 1,000,000 in the number of shares available under the 1994 Incentive Plan (the "Incentive Plan") from 600,000 to a total of 1,600,000 shares and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year. The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the increase in the number of shares available under the Incentive Plan and the ratification of the appointment of the Company's independent auditors for the 1997 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

                             ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that only approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, two people will be elected to the Board of Directors to serve until the 2000 Annual Meeting of Shareholders or their successors are elected and qualified. The two nominees who receive the most votes at the Annual Meeting will be elected to the Board of Directors for their designated class.

         The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event that the nominees are unable to serve, the persons named in the proxy will vote for such substitute nominee, as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable to serve.

Nominees for Term Expiring in 2000

C. Harry Knowles           Mr. Knowles, 68, is the founder of the Company and
                           has been Chairman of the Board of Directors since the Company's inception. Mr. Knowles served as President of the Company from its inception through 1982 and has served as its President and Chief
                           Executive Officer since 1985.  In addition, Mr.
                           Knowles served as Chief Technical Officer with responsibility for all of the Company's research and development activities from 1982 to 1985. Since
                           1988, Mr. Knowles has served as a Managing Director of Metrologic Instruments GmbH, a wholly owned subsidiary of the Company. Prior to founding the Company, Mr. Knowles was the general manager of Westinghouse Electric Corporation's integrated circuits division in Elkridge, Maryland. Mr.
                           Knowles is married to Janet H. Knowles, the Vice
                           President, Administration, Secretary, Treasurer and a director of the Company.

Stanton L. Meltzer         Mr. Meltzer, 58, has been a director of the Company
                           since 1987. Mr. Meltzer is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey.

         The Board of Directors recommends a vote "FOR" the election of Messrs. Knowles and Meltzer.

Board of Directors

         The following persons represent the remaining members of the Board of Directors with terms expiring after 1997:

Lester Hill                Mr. Hill, 53, has been a director of the Company
                           since 1994.  Mr. Hill is President and Chief
                           Executive Officer of Pacific Scientific Company,
                           which produces a wide range of electrical equipment
                           and safety systems including motion controls and
                           motors for factory automation, fire suppression
                           systems, and particle measuring instruments.   From
                           1995 to 1997, Mr. Hill served as President of Hill
                           Associates, a consulting firm focused on high growth technology companies. From 1992 to 1995, Mr.
                           Hill was a key executive with General Instruments, which produces electronic equipment for the cable and satellite transmission of video, audio and data.
                           At General Instruments, Mr. Hill held the positions of Executive Vice President and Chief Operating
                           Officer of the Video Cipher Division and Executive
                           Vice President of Engineering and Development for the Communications Division. From 1989 to 1992, Mr.
                           Hill served as President of the Portable Systems
                           Division of Symbol Technologies, Inc., a competitor of the Company, which develops and produces hand-held computers and laser bar code scanners.
                           Mr. Hill's current term as a director expires in 1998.

Janet H. Knowles           Mrs. Knowles, 55, was a director of the Company from
                           1972 to 1984 and has served as a director since 1986.
                           Mrs. Knowles served as Vice President,
                           Administration from 1976 to 1983 and has served in that capacity since 1984, as Secretary since 1984 and as Treasurer since 1994. Mrs. Knowles is responsible for the Company's administrative matters.
                           Mrs. Knowles is married to C. Harry Knowles, the
                           President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mrs. Knowles' current term as a director expires in 1999.

Meetings and Committees of the Board of Directors

         The Board of Directors has an Audit Committee, a Compensation Committee and an Incentive Committee. These committees were formed in September 1994 in connection with the Company's initial public offering. The Company does not have a Nominating Committee. The Audit Committee, Compensation Committee, and Incentive Committee each met once during 1996. Each member of the Audit, Compensation, and Incentive Committees attended the 1996 meetings of such committees.

         The Audit Committee is comprised of Messrs. Hill and Meltzer. The Audit Committee communicates with and receives information directly from the Company's independent auditors and reviews the Company's financial controls, policies and procedures.

         The Compensation Committee is comprised of Messrs. Hill and Meltzer. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establishes guidelines for compensation for the Company's personnel.

         The Incentive Committee is comprised of Mr. and Mrs. Knowles. The Incentive Committee administers the Company's Incentive Plan and the Employee Stock Purchase Plan.

         The Board of Directors held four meetings in 1996. Each director attended all of the meetings of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

         Stanton L. Meltzer, a member of the Compensation Committee, is a principal of an accounting firm which, in fiscal 1996, received approximately $62,000 for tax consulting services performed for the Company.

Compensation of Directors

         Directors who are not employees of the Company receive an annual retainer of $10,000 plus expenses, and fees of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended. In addition, directors are eligible to receive options to purchase the Company's Common Stock, at the discretion of the Incentive Committee, under the Company's Incentive Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 28, 1997 by: (i) each person known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors;
(iii) each nominee for election as a director; (iv) each executive officer of the Company named in the Summary Compensation Table below; and (v) all executive officers and directors of the Company as a group.

                                     Shares Beneficially          Percent
Name of Beneficial Owner                  Owned (1)              of Class (1)
------------------------          -------------------------      --------

C. Harry Knowles                        3,283,000                 61.83%
Janet H. Knowles                        3,283,000(2)              61.83%
Stanton L. Meltzer                        211,165(3)               3.98%
Lester Hill                                 6,000(4)                *
Dale M. Fischer                            19,762(5)(6)             *
Thomas E. Mills IV                         17,213(5)(7)             *
Benny A. Noens                              2,892                   *
William G. Smeader                         17,642(5)                *
Kevin P. Woznicki                           4,000(4)                *
Wellington Management Co.                 447,600(8)               8.43%
All executive officers and directors
  as a group (11 persons)               3,570,634(9)              66.49%
------------------
*        Less than 1%.

(1) Based on 5,310,082 shares outstanding as of April 28, 1997. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities.

(2) Janet H. Knowles, Vice President, Administration, Secretary and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 3,283,000 shares owned by Mr. Knowles.

(3) Includes 5,833 shares held by Mr. Meltzer's daughter and 181,999 shares held in a trust for the benefit of the children of C. Harry Knowles and Janet H. Knowles pursuant to which Mr. Meltzer has shared voting and investment power as trustee.

(4)      Consists of currently exercisable options.

(5) Includes currently exercisable options to purchase 14,000 shares of Common Stock.

(6) Includes 1,000 shares held in a trust of which Mr. Fischer is a trustee and a beneficiary.

(7)      Includes an aggregate of 300 shares held by Mr. Mills' children.

(8) According to the Schedule 13G filed with the Commission by Wellington Management Co. for the year ended December 31, 1996, the business address of Wellington Management Co. is 75 State Street, Boston, Massachusetts 02109. Additionally, Wellington Management Co. reported shared voting power with respect to 274,600 shares of Common Stock, and shared dispositive power with respect to 447,600 shares of Common Stock.

(9) Includes currently exercisable options to purchase an aggregate of 59,800 shares of Common Stock.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company's Chief Executive Officer and the Company's five other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation        Long-Term
                    -------------------------------    Compensation
                                                          Awards
                                                    ------------------

                                                            Securities
                                             Other  Restricted Under-   All
Principal                                   Annual     Stock  lying    Other
Underlying         Fiscal                   Compen-    Awards Options Compen-
Position            Year Salary($) Bonus($) sation($)  ($)(1)  (#)    sation($)

C. Harry Knowles    1996 $200,000  $200,000    -         -      -    $ 4,213(2)
President and Chief 1995  200,000   200,000    -         -      -      4,683(2)
Executive Officer   1994  200,000   206,000    -         -      -     31,893(3)

Dale M. Fischer     1996  140,000   143,367    -         -    10,000   5,682(2)
Vice President,     1995  140,000   109,167    -         -      -      4,683(2)
International Sales 1994  140,095   219,694    -       22,000 20,000   9,112(2)

Thomas E. Mills IV  1996  140,000   100,000    -         -    10,000   5,682(2)
Vice President,     1995  131,923(4) 25,000    -         -      -      4,491(2)
Finance and Chief   1994   68,601(4)   -       -       22,000 20,000   4,145(2)
Financial Officer

Benny A. Noens      1996  150,000   110,671 $ 7,049(6)   -    10,000   5,682(2)
Vice President,     1995  149,440(5) 60,442  71,782(6)   -      -      4,384(2)
European Sales      1994  143,210   182,399  45,179(6) 22,000 20,000  28,188(7)
and Managing
 Director, Metrologic
 Instruments, GmbH

William G. Smeader  1996  140,000    60,000    -         -    10,000   5,682(2)
Vice President,     1995  131,923(8) 25,000    -         -      -      4,491(2)
Manufacturing       1994  115,051      -       -       22,000 20,000   7,204(2)

Kevin P. Woznicki   1996  136,539(9) 60,000    -         -    20,000   5,553(2)
Vice President,     1995   55,000(9) 16,250    -         -      -       -
North American      1994     -         -       -         -      -       -
Sales

(1) Restricted stock awards were issued under the Company's Incentive Plan. On October 11, 1994, awards of 2,000 shares of restricted stock were granted to each of Messrs. Fischer, Mills, Noens and Smeader. The awards are subject to continued employment and vest as follows: 20% on February 13, 1995 and 20% each on September 29, 1995, 1996, 1997 and 1998. The amounts reported in this column represent the market value of the shares at the date of grant. As of December 31, 1996, the market value of the unvested shares was $13,000 for each of Messrs. Fischer, Mills, Noens and Smeader. The market value of the shares which vested (400 shares each) on February 13, 1995 was $7,500 for each of Messrs. Fischer, Mills, Noens and Smeader. The market value of the shares which vested (400 shares each) on September 29, 1995 was $3,975 for each of Messrs. Fischer, Mills, Noens and Smeader. The market value of the shares which vested (400 shares each) on September 29, 1996 was $5,350 for each of Messers. Fischer, Mills, Noens, and Smeader. Dividends are not paid on restricted stock awards until the awards have vested and stock certificates have been issued.

(2) Represents the Company's contributions to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer.

(3) Includes the Company's contributions of $9,112 to the Company's profit sharing plan on behalf of Mr. Knowles and $22,781 for insurance premiums paid on behalf of Mr. Knowles.

(4) Mr. Mills became the Company's Chief Financial Officer on May 1, 1994. From May 1 to October 31, 1994, Mr. Mills' annual base salary was $100,000. On November 1, 1994, Mr. Mills' annual base salary was increased to $120,000. On June 1, 1995, Mr. Mills became the Company's Vice President, Finance and Mr. Mills' annual base salary was increased to $140,000.

(5)      On January 1, 1995, Mr. Noens' annual base salary was increased to
         $150,000.

(6) Mr. Noens' other annual compensation includes taxes paid in Germany on Mr. Noens' behalf under an expatriate tax equalization agreement with the Company. A portion of such income tax payments is related to income earned in 1994. Also includes certain foreign housing costs and foreign vehicle lease costs incurred by the Company on behalf of Mr. Noens.

(7) Includes the Company's contribution of $8,188 to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of Mr. Noens and payment of $20,000 for moving expenses incurred by Mr. Noens.

(8) On May 1, 1994, Mr. Smeader's annual base salary was increased to $120,000. On June 1, 1995, Mr. Smeader's annual base salary was increased to $140,000.

(9) Mr. Woznicki became the Company's Director of Marketing on August 1, 1995. On August 1, 1996 Mr. Woznicki became the Company's Vice President of Marketing. On December 1, 1996 Mr. Woznicki became the Company's Vice President, North American Sales. From August 1, 1995 to April 30, 1996, Mr. Woznicki's annual salary was $130,000. On May 1, 1996 Mr. Woznicki's base salary was increased to $140,000.

Stock Grants

         The following table sets forth information concerning options to purchase shares of Common Stock granted pursuant to the Incentive Plan during the year ended December 31, 1996 to each of the executive officers of the Company named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              Individual Grants
                  -------------------------------------------
                                                                  Potential
                                                                Realized Value
                  Number of                                       at Assumed
                  Securities   % of Total                       Annual Rates
                  Underlying Options Granted           Expir-   of Stock Price
                  Options     to Employees Exercise    ation    Appreciation
Name              Granted(#)  During 1996  Price($/sh)  Date    For Option Term
----              ----------  -----------  ----------- -------    ----------
                                                                 5%       10%

C. Harry Knowles      -            -            -         -      -         -

Dale M. Fischer     10,000        4.0%       $11.38      (1)  $ 54,334 $130,140

Thomas E. Mills IV  10,000        4.0%        11.38      (1)    54,334  130,140

Benny A Noens       10,000        4.0%        11.38      (1)    54,334  130,140

William G. Smeader  10,000        4.0%        11.38      (1)    54,334  130,140

Kevin P. Woznicki   20,000        8.0%        11.38      (1)   108,669  260,281

(1) Options are exercisable as follows: 20% on June 7, 1996 and 20% on each of June 7, 1997, 1998, 1999 and 2000. Options expire four years after the date they first become fully exercisable.

Fiscal Year - End Option Information

         The following table sets forth information concerning unexercised options to purchase shares of Common Stock held by the executive officers of the Company named in the Summary Compensation Table as of December 31, 1996.

         No options to purchase shares of Common Stock were exercised by any of these individuals during the 1996 fiscal year.


                   VALUE OF OPTIONS HELD AT DECEMBER 31, 1996

                       Number of Securities         Value of Unexercised
                      Underlying Unexercised            In-the-Money
                      Options at 12/31/96(#)        Options at 12/31/96($)
Name                Exercisable   Unexercisable   Exercisable   Unexercisable

C. Harry Knowles        --             --              --             --
Dale M. Fischer       14,000         16,000         $72,740        $80,960
Thomas E. Mills IV    14,000         16,000          72,740         80,960
Benny A. Noens        14,000         16,000          72,740         80,960
William G. Smeader    14,000         16,000          72,740         80,960
Kevin P. Woznicki      4,000         16,000          19,480         77,920

         REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

Compensation Policies

         The Company operates in a competitive and high technology business environment. The goals of the Company's executive compensation program are to motivate executives to achieve the Company's business and technical objectives in this environment and reward them for their achievement, foster teamwork and attract and retain executive officers who contribute to the overall success of the Company. During fiscal 1996, the Compensation Committee of the Board of Directors utilized salary and bonuses to meet these goals.

         In determining compensation levels, the Compensation Committee of the Board takes into account a number of factors. These include providing compensation comparable to that offered by other leading high technology companies. The Compensation Committee is of the view that a portion of the compensation of the Chief Executive Officer and the other executive officers should be in the form of a bonus.

         In September 1994, the shareholders of the Company approved the Incentive Plan, which provides for the award to officers and employees of the Company and its subsidiaries of qualified and non-qualified stock options, restricted stock, performance shares and performance units and the award of non-qualified stock options to directors and consultants of the Company and its subsidiaries. The Incentive Committee of the Board has the authority to grant awards under the Incentive Plan.

Compensation Components

         The salary portion of executive compensation was determined by reviewing compensation levels at companies in the same industry as the Company and of comparable size.

         A portion of the annual compensation of each executive officer was in the form of an incentive bonus. In fiscal 1996, the bonus for executive officers responsible for sales activities was based on the amount by which 1996 sales for such executive officer's area of responsibility exceeded pre-agreed sales targets for such area, and for the other executive officers the bonus for each such officer was based on the Compensation Committee's judgment as to such executive officer's individual performance and contribution to the Company's profitability in 1996.

         The Compensation Committee believes that compensation in the form of stock options and restricted stock awards closely aligns the executive officers' interests with those of shareholders and provides a major incentive to executive officers in building shareholder value. In the future, the Incentive Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options in setting the level of options to be granted to the executive officers. Stock options are granted at the market price on the date of grant and will provide value to the executive officers only when the price of the Company's Common Stock increases over the exercise price.

Chief Executive Officer Compensation

         The Compensation Committee determined that for fiscal year 1996 a substantial portion of the Chief Executive Officer's compensation should be in the form of a bonus. As a result, the Compensation Committee set the base salary of the Chief Executive Officer at $200,000. The Compensation Committee established the Chief Executive Officer's bonus considering the Company's significant achievements in fiscal 1996. These achievements included overall sales growth of 13% and net income growth of 17% as well as the implementation of a revitalization plan and restructured sales plan for North America. The Chief Executive Officer supervised several technological accomplishments in 1996, including the final acquisition of Holoscan, Inc., the development of key technology to provide volume manufacturing capability of holographic laser disks, the expansion of the Company's facilities, including the addition of capital equipment in holography, optics and machining operations, and the initiation of a graduate engineering and training program to expand and develop the Company's engineering technology leadership. The Company achieved success with respect to its product lines as follows: HoloTrak(TM) received the 1996 award for the "Best New Product" at the ID Expo in Chicago in May 1996, and the MS6720, a unique hand-held omnidirectional laser scanner, was developed and introduced to the market. Moreover, the ongoing negotiations with Symbol Technologies, Inc. ("Symbol") were concluded with the signing of an extensive cross-license and sales agreement establishing a landmark relationship between the Company and Symbol.

                           Signed and respectfully submitted this 28th day of
April, 1997.

                           Lester Hill
                           Stanton L. Meltzer



                            STOCK PERFORMANCE GRAPH

[graphic omitted - the following table represents the graphic data]


         The following graph compares the cumulative total shareholder return from September 29, 1994 (the date of the Company's initial public offering) through December 31, 1996, for the Company's Common Stock, a peer group consisting of certain manufacturers of bar code equipment or auto-identification equipment and the S&P 500 Index, each of which assumes a $100 investment on September 29, 1994 and re-investment of dividends. The companies comprising the peer group are Caere Corp., LXE Inc., Percon, Inc., PSC, Inc., Scansource, Inc., Symbol Technologies, Inc., Telxon Corporation and Zebra Technologies Corporation.


Company                       September 29,     Fiscal Year Ending
                                                   December 31,
                                  1994       1994       1995      1996


Metrologic Instruments, Inc.     100.00     141.86      93.02    151.16
Peer Group                       100.00     108.72     140.58    126.41
Broad Market                     100.00      99.98     137.56    169.15

                              CERTAIN TRANSACTIONS

         Since 1990, the Company's executive offices and manufacturing facilities have been located in Blackwood, New Jersey in a building leased by the Company from C. Harry Knowles, Chairman of the Board, President and Chief Executive Officer of the Company, and Janet H. Knowles, Vice President, Administration, Secretary, Treasurer and a director of the Company. Under a lease agreement entered into on April 1, 1994, the Company has leased the building for a term of five years and has an option to renew the lease for an additional five-year term. The initial annual rent under the lease for the first year was $356,440 and increases annually at a rate of 4.5%. An expansion of the facilities consisting of an additional 51,000 square feet was completed in October 1995, which has increased the Company's facilities to an aggregate of 113,000 square feet. The expanded space is being leased from Mr. and Mrs. Knowles pursuant to the terms of the April 1, 1994 lease, and the current total lease rate is approximately $61,400 per month as of April 1, 1997, excluding taxes and insurance. During 1996, the Company paid Mr. and Mrs. Knowles an aggregate of approximately $699,000 under the lease agreement for rent payments.

         The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, received approximately $62,000 during 1996 for tax consulting services performed for the Company.

         On February 7, 1986, the Company, C. Harry Knowles and Janet H. Knowles entered into an agreement with a former officer and shareholder of the Company. The agreement terminated the employment contract and stock agreement between the Company and the former officer and shareholder and provided for the release and satisfaction of the parties' claims against each other and the surrender to the Company of shares of Common Stock owned by the former officer and shareholder. The agreement also provided for the repayment to the former officer and shareholder of funds that he loaned to the Company. The Company agreed to pay the former officer $484,000 in quarterly amounts of $50,000 due on the 15th day of the first month of each quarter commencing January 15, 1995. Under certain circumstances, the Knowles may be required to pay the former officer and shareholder a percentage of the proceeds they personally receive from the sale of Common Stock or assets of the Company in an amount not to exceed $484,000. Such amounts paid by the Knowles would reduce the amount due from the Company and, accordingly, the Company has agreed to reimburse the Knowles for any amounts they are required to pay the former officer and shareholder under the agreement. During 1996, a total of $200,000 was paid to the former officer by the Company with a remaining balance of $84,000 to be paid in 1997.

         In connection with a distribution in the amount of $1,561,000 paid to the Company's shareholders who were shareholders prior to the Company's initial public offering, on account of previously undistributed S Corporation earnings accumulated through December 31, 1993, which were taxed at the shareholder level, $780,500 is being paid pursuant to seven-year notes of the Company, bearing interest at an annual rate equal to PNC Bank, National Association's prime rate plus 0.5%. Of the remaining aggregate principal amount of the notes of $557,400, approximately $523,000 is payable to Mr. Knowles. Payments made to Mr. Knowles in 1996 amounted to approximately $160,300 including approximately $55,800 in interest.

         All transactions between the Company and its officers, directors, principal shareholders or affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated parties. All such future transactions will be approved by the Company's outside directors.

      INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER THE INCENTIVE PLAN

         In April 1994, the Company's Board of Directors adopted the Incentive Plan. Under the Incentive Plan, the Company is authorized to award shares of its Common Stock ("Shares") to its employees, directors, consultants and other individuals who perform services for the Company, other than C. Harry Knowles and Janet H. Knowles. The Company's shareholders approved the Incentive Plan in September 1994. The Incentive Plan is administered and interpreted by the Incentive Committee of the Board of Directors. Neither the Incentive Committee nor the Board of Directors has made any amendments to the Incentive Plan since its approval by the Company's shareholders.

         As of the Record Date, options to purchase approximately 552,000 Shares had been granted under the Incentive Plan, of which options to purchase 173,500 Shares are currently exercisable. In addition, as of the Record Date, 10,000 restricted stock awards had been granted under the Incentive Plan, of which 4,800 restricted stock awards have vested. To date, no performance shares or performance units have been issued under the Incentive Plan.

         As of the Record Date, there were approximately 48,000 Shares available for issuance under the Incentive Plan.

         Stock Options. The Incentive Plan provides for the grant of "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company. The Incentive Plan also provides for the grant of stock options that do not qualify as incentive stock options under the Code ("nonqualified stock options") to employees of the Company, directors of the Company and consultants and other individuals who perform services for the Company but who are not employed by the Company. The exercise price of any incentive stock option granted under the Incentive Plan may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Options granted under the Incentive Plan may be exercised for cash or in exchange for shares of Common Stock owned by the option holder having a fair market value on the date of exercise equal to the option exercise price. The aggregate fair market value, determined on the date of the grant, of the Shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

         Under the Incentive Plan, each option is exercisable for the full amount or for any part thereof at such intervals or in such installments as the Incentive Committee determines at the time it grants an option. However, no award is exercisable with respect to any Shares later than ten years after the date of the grant of such option. All options are non-transferable, except upon death, by the optionee. The Shares subject to expired options or terminated options which remain unexercised become available for future grants.

         If an optionee ceases to be employed by, or to render services to, the Company for any reason other than death, disability or termination for cause, any option exercisable on the date of such termination generally may be exercised for a period of one month from the date of such termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of employment or service by reason of death or disability, any option exercisable at the date of such termination generally may be exercised for a period of one year from the date of termination or until the expiration of the stated term of the option, whichever period is shorter. If a participant's employment or service is terminated for cause, any option not exercised prior to the date of such termination is forfeited. In the event of a change of control of the Company, the Incentive Plan provides that all outstanding options will become immediately exercisable.

         Restricted Stock. "Restricted Stock" are Shares granted to an employee for no consideration, which vest during a restriction period specified by the Incentive Committee at the time it grants the Restricted Stock, and will be forfeited to the Company if the grantee ceases to be an employee of the Company during this restriction period. In the event of death or disability, the restrictions will lapse with respect to that percentage of Restricted Stock held by the grantee that is equal to the percentage of the restriction period that had elapsed as of the date of death or commencement of disability. In the event of a change of control of the Company, all restrictions on shares of Restricted Stock will lapse. Shares of Restricted Stock that are forfeited become available for future grants.

         Performance Shares. A "Performance Share" is an award of the right to receive Shares at the end of a specified period upon the attainment of performance goals specified by the Incentive Committee at the time of grant. Performance Shares generally will be forfeited if the grantee ceases to be an employee of the Company during the performance period for any reason other than death or disability. In the event of death or disability, the participant or his or her estate will be entitled to receive, at the expiration of the performance period, a percentage of his or her Performance Shares equal to the percentage of the performance period that had elapsed at the time of death or commencement of disability, provided that the Incentive Committee determines that the applicable performance goals have been met. In the event of a change of control of the Company, all conditions applicable to the Performance Shares will terminate and the full number of Shares subject to the Performance Share award will be issued to the grantee. Performance Shares that are forfeited or not delivered to the grantee become available for future grants.

         Performance Units. A "Performance Unit" is an award of the right to receive a fixed dollar amount, payable in cash, at the end of a specified period upon the attainment of performance goals specified by the Incentive Committee at the time of grant. Performance Units will be forfeited if the grantee ceases to be an employee of the Company during the performance period for any reason other than death or disability. In the event of death or disability, the grantee or his or her estate will be entitled to receive, at the expiration of the performance period, cash for a percentage of his or her Performance Units equal to the percentage of the performance period that had elapsed at the time of death or commencement of disability, provided that the Incentive Committee determines that the applicable performance goals have been met. In the event of a change of control of the Company, all conditions applicable to the Performance Units will terminate and a cash payment for the full amount of the Performance Unit will be made to the grantee.

         The Incentive Committee may make amendments to the Incentive Plan which it deems necessary or advisable, provided that the Incentive Committee must seek shareholder approval of an amendment if it would (a) materially increase the maximum number of Shares issuable under the Incentive Plan, (b) materially increase the benefits accruing to participants under the Incentive Plan or (c) materially modify the requirements as to eligibility for participation under the Incentive Plan.

         On March 3, 1997, the Board of Directors, including the members of Incentive Committee, unanimously adopted a resolution authorizing the Company's management to amend the Incentive Plan to increase, by 1,000,000, the number of Shares available for issuance thereunder from 600,000 to a total of 1,600,000 Shares. The Incentive Committee believes that it is advisable and in the Company's best interest to make additional Shares available for grants and awards to its employees, directors, consultants and other individuals who perform services for the Company and for stimulation of their best efforts on behalf of the Company. The Incentive Committee believes that the Incentive Plan permits the Company to attract and retain qualified employees, directors, consultants and other persons by enabling the Company to offer such persons a stake in the Company and an incentive to promote the Company's success generally without the cash outlay that might otherwise be required to obtain comparable results.

         Approximately 340 employees, directors, consultants and other individuals who perform services for the Company are eligible to participate in the Incentive Plan. As of the Record Date, the aggregate market value of the Shares underlying the outstanding in the money options and the Restricted Stock outstanding was approximately $989,400. The Incentive Committee selects the participants in, determines the grants and awards under and administers the Incentive Plan. C. Harry Knowles and Janet H. Knowles are the current members of the Incentive Committee. Neither Mr. nor Mrs. Knowles is entitled to participate in the Incentive Plan. In 1996, options to purchase 10,000 Shares were granted to each of the following executive officers under the Incentive
Plan: LeRoy Dickson, Dale M. Fischer, Thomas E. Mills, Benny A. Noens and William G. Smeader. Also in 1996, options to purchase 20,000 and 5,000 Shares were granted to Kevin P. Woznicki and John Patton, respectively. In 1994, options to purchase 20,000 Shares and 2,000 Shares of Restricted Stock were awarded to each of the following officers: Dale M. Fischer, Thomas E. Mills, IV, Benny A. Noens and William G. Smeader and John Patton was granted options to purchase 8,000 Shares. Also in 1994, options to purchase 10,000 shares were awarded to Lester Hill.

         Federal Tax Consequences. The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed and may vary from locality to locality.

         Non-Qualified Stock Options. A participant in the Incentive Plan will not be deemed to receive any income at the time a non-qualified stock option is granted, nor will the Company be entitled to a deduction at that time. However, when a non-qualified stock option is exercised, the participant will be deemed to have received compensation taxable as ordinary income in an amount equal to the difference between the option exercise price of the non-qualified stock option and the fair market value of the Shares received upon the exercise of the non-qualified stock option. Where a non-qualified stock option is exercised by a director or executive officer within six months of the date of its grant, the recognition of income in respect of such exercise will ordinarily be delayed until such Shares may be resold without incurring liability under
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Section 16(b) liability") (generally six months after the date of grant of the non-qualified stock option), and in such case the amount of such ordinary income will be determined as of the date of recognition based upon the fair market value of the Shares on that date. If, however, a participant subject to potential Section 16(b) liability by reason of the grant of such a non-qualified option files an appropriate election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of his or her exercise of such stock option, the participant will be deemed to have received compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value, on the date of exercise, of the Shares received upon such exercise. The Company will (subject to any applicable Code limitation) be entitled to a tax deduction in an amount equal to the amount of compensation taxable as ordinary income when such income is recognized by the participant.

         Upon any subsequent sale of the Shares acquired upon the exercise of a non-qualified stock option, any gain (the excess of the amount received over the fair market value of the Shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the Shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after the date of exercise (or, if later, the date when income was recognized by the optionee) and otherwise will be a short-term capital gain or loss.

         If all or any part of the exercise price of a non-qualified stock option is paid by the participant with shares (including Shares previously acquired upon exercise of an incentive stock option), no gain or loss will be recognized on the shares surrendered in payment. The number of Shares received on such exercise of the non-qualified stock option equal to the number of shares surrendered will have the same basis and holding period, for purposes of determining whether subsequent dispositions result in long-term or short-term capital gain or loss, as the basis and holding period of the shares surrendered. The balance of the Shares received on such exercise will be treated for federal income tax purposes as described in the preceding paragraphs as though issued upon the exercise of the non-qualified stock option for an option exercise price equal to the consideration, if any, paid by the participant in cash. The participant's compensation, which is taxable as ordinary income upon such exercise, and the Company's deduction will not be affected by whether the exercise price is paid in cash or in shares.

         Incentive Stock Options. A participant will not be deemed to receive any income at the time an incentive stock option is granted or exercised pursuant to the Incentive Plan. (However, special rules apply to participants who are subject to the alternative minimum tax.) If a participant does not dispose of the Shares acquired upon exercise of an incentive stock option within two years after the grant of the incentive stock option and one year after the exercise of the incentive stock option, the gain (if any) on a subsequent sale (the excess of the amount received over the exercise price) or loss (if any) on a subsequent sale (the excess of the exercise price over the amount received) will be a long-term capital gain or loss.

         If the participant disposes (whether by sale, exchange or gift) of the Shares acquired upon exercise of an incentive stock option within two years after the date of grant of the incentive stock option or within one year after the exercise of the incentive stock option, the disposition is a "disqualifying disposition," and the participant will generally recognize income in the year of the "disqualifying disposition" "equal to the excess of the amount received for the Shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the Shares at the time the incentive stock option was exercised over the option exercise price will be treated as compensation taxable as ordinary income (for which the Company will be entitled to a tax deduction, subject to any applicable Code limitation, in the year of the "disqualifying disposition") and the balance, if any, will be long-term or short-term capital gain depending on whether the Shares were sold more than one year after the incentive stock option was exercised. However, in the case of a "disqualifying disposition" that is a sale or exchange (other than a sale or exchange with certain persons related to the participant), the amount of compensation income recognized by the participant cannot exceed the excess of the amount received over the option exercise price, even where the amount received is less than the fair market value of the Shares at the time the incentive stock option was exercised. If a participant uses Shares acquired upon the exercise of an incentive stock option to exercise an incentive stock option at a time when the sale of such Shares would constitute a "disqualifying disposition," the participant will recognize ordinary income in the amount described in the preceding two sentences.

         Restricted Stock. Because Restricted Stock awarded and transferred under the Incentive Plan is subject to forfeiture, receipt of the award should not be a taxable event to the participant for federal income tax purposes. Rather, the participant will generally be deemed to receive compensation taxable as ordinary income, and the Company will be entitled to an equivalent deduction (subject to any applicable Code limitation), on the date the forfeiture provisions lapse or are waived, in an amount equal to the fair market value of the Shares on such date, unless the participant files an appropriate election under Section 83(b) of the Code to be taxed at the time of the award. The participant's income and the Company's deduction are equal to the fair market value of the Shares on such date, unless the participant files an appropriate election under Section 83(b) of the Code to be taxed at the time of the award. The participant's income and the Company's deduction are equal to the fair market value of the Shares on the date of lapse or waiver of such restrictions (or on the date of the award if the Section 83(b) election is made).

         Performance Shares and Performance Units. A participant is not taxed upon the grant of Performance Shares or Performance Units pursuant to the Incentive Plan. Upon receipt of the underlying Shares or cash, the participant will be taxed at ordinary income tax rates on the current fair market value of Shares received and/or the amount of cash received, and the Company will be entitled to a corresponding tax deduction. The participant's basis in any Shares acquired pursuant to the settlement of Performance Shares will be equal to the amount of ordinary income on which he or she was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

         Withholding. The Company has the right to reduce the number of Shares otherwise deliverable under the Incentive Plan by an amount that would have a fair market value on such date equal to the amount of all federal, state and local taxes required to be withheld by the Company, or to deduct the amount of such taxes from any cash payment otherwise to be made to the participant. In connection with such withholding, the Incentive Committee may make such arrangements as are consistent with the Incentive Plan as it deems appropriate.

         Approval of the increase in the number of Shares available under the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

         The Board of Directors recommends a vote "FOR" the amendment to the Incentive Plan to increase by 1,000,000 the Shares available under the Incentive Plan from 600,000 to a total of 1,600,000 Shares.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

         Ernst & Young LLP have been selected by the Company to continue as its independent auditors for the fiscal year ending December 31, 1997. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the fiscal year ended December 31, 1996 included the audit of the Company's consolidated financial statements, timely interim reviews with limited procedures of quarterly reports, third party review services related to filings with the Commission and consultation on various tax matters. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

         The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year.

                                 OTHER MATTERS

         Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                             SECTION 16 COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. The following persons each failed to file, on a timely basis, one report for one transaction required by
Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year: Dale M. Fischer, Thomas E. Mills, IV, Benny A. Noens, William G. Smeader, and Kevin P. Woznicki.

                             SHAREHOLDER PROPOSALS

         The Company's Amended and Restated Certificate of Incorporation sets forth procedures for shareholders to nominate directors for election. In order for shareholders to nominate directors for election, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company and (iii) the proposed nominees and their ownership of shares in the Company. In order for the notice to be timely, it must be submitted to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

         In addition, in order to bring business before a shareholders' annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 1998 Annual Meeting of Shareholders, the proposal must comply with the Company's Amended and Restated Certificate of Incorporation and must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. In addition, any shareholder proposal intended for inclusion in the proxy material for the 1998 Annual Meeting of Shareholders must also be received in writing by the Company on or before February 26, 1998. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission.

                                   FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULE THERETO, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 90 COLES ROAD, BLACKWOOD, NEW JERSEY 08012.


                                            By Order of the Board of Directors,




                                            Janet H. Knowles
                                            Secretary

                          METROLOGIC INSTRUMENTS, INC.

                                     PROXY

The undersigned hereby appoints Lester Hill and Janet Knowles the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company's corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on June 26, 1997 at 3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the directors nominated, FOR the approval to increase the number of shares available under the 1994 Incentive Plan, and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for fiscal 1997.

The shares represented hereby will be voted in accordance with the specifications made on the reverse side or, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED, FOR THE APPROVAL TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE 1994 INCENTIVE PLAN AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1997.

                (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)




X   Please mark your votes as in this example.


1. Election of C. Harry Knowles          FOR         WITHHELD
    as director with term
    expiring in 2000.                   _____         _____

   Election of Stanton L. Meltzer        FOR         WITHHELD
    as director with term
    expiring in 2000.                   _____         _____

2.  To increase by 1,000,000 the         FOR     AGAINST     ABSTAIN
     number of shares available
     under the 1994 Incentive           _____     _____       _____
     Plan from 600,000 to a
     total of 1,600,000 shares.

3.  Ratification of Ernst & Young LLP    FOR     AGAINST    ABSTAIN
     as independent auditors.           _____     _____      _____



SIGNATURE(S)_____________________________________  DATE__________________, 1997
SIGNATURE(S)_____________________________________  DATE__________________, 1997
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.